SECURITIES AND EXCHANGE COMMISSION
	WASHINGTON, DC 20549

	_____________

	SCHEDULE 13G
	(Rule 13d-102)

	INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
	TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
	(Amendment No. ____________)


					First Years (The)

	(Name of Issuer)

					Common Stock

	(Title of Class of Securities)

					337610109

	(CUSIP Number)

					December 31, 2001

	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

X  Rule 13d-1(b)
   Rule 13d-1(c)
   Rule 13d-l(d)



CUSIP NO.  337610109

13G

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1.

NAMES OF REPORTING PERSONS  Systematic Financial Management, L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
22-3367558

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)
N/A

3.

SEC USE ONLY


4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Teaneck, New Jersey


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

5.

SOLE VOTING POWER
   0


6.

SHARED VOTING POWER
   610,665


7.

SOLE DISPOSITIVE POWER
   610,665


8.

SHARED DISPOSITIVE POWER
   0


9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
   610,665

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   6.65%

12.

TYPE OF REPORTING PERSON*
   IA

	*SEE INSTRUCTIONS BEFORE FILLING OUT!








CUSIP NO.  337610109

13G

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Item 1(a).	Name of Issuer:

	First Years (The)


Item 1(b).	Address of Issuer's Principal Executive Offices:

One Kiddie Drive, Avon, MA  02322-1171

Item 2(a).	Name of Person Filing:

 Michele Egeberg  for Systematic Financial Management, L.P.


Item 2(b).	Address of Principal Business Office or, if None, Residence:

 Glenpointe East, 7th Floor, 300 Frank W. Burr Blvd., Teaneck, NJ  07666

Item 2(c).	Citizenship:

   U.S.A.


Item 2(d).	Title of Class of Securities:

  Common Stock

Item 2(e).	CUSIP Number:

   337610109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	Investment company registered under Section 8 of the Investment
Company Act.


CUSIP NO.  337610109

13G

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(e) X   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	An employee benefit plan or endowment fund in accordance with Rule
13d-1(b)(1)(ii)(F);

(g)	A parent holding company or control person in accordance with Rule 13d-
1(b)(1)(ii)(G);

(h)	A savings association as defined in Section 3(b) of the Federal Deposit
Insurance Act;

(i)	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.	Ownership.

(a)	Amount beneficially owned:

   610,665


(b)	Percent of class:

    6.65%


(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote     N/A

(ii)	Shared power to vote or to direct the vote     610,665

(iii)	Sole power to dispose or to direct the disposition of   610,665

(iv)	Shared power to dispose or to direct the disposition of    N/A






CUSIP NO.  337610109

13G

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Item 5.  Ownership of Five Percent or Less of a Class.      N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities,
check the following: [   ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

			N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 N/A

Item 8.	Identification and Classification of Members of the Group.

			N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

 	[If filed pursuant to Rule 13d-1(b)]:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[If filed pursuant to Rule 13d-1(c)]:

By signing below I certify that, to the best of my knowledge and belief, The securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuerof the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.  337610109

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							SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						February 13, 2002
                              	    (Date)



                                    Michele Egeberg, Mgr. of Operations
                                        (Name/Title)



The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).